UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Earliest Event Reported): September 7, 2007
CYTRX CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

000-15327 (Commission File Number)	58-1642740 (I.R.S. Employer Identification No.)

11726 San Vicente Boulevard, Suite 650 Los Angeles, California (Address of Principal Executive Offices)	90049 (Zip Code)
(310) 826-5648
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS
     On September 12, 2007, CytRx Corporation (“we,” “us,” “our,” “CytRx” or the “company”) announced the appointment on September 11, 2007 of Mitchell K. Fogelman as Chief Financial Officer of the company. Mr. Fogelman, age 56, replaces Matthew Natalizio, who resigned on September 7, 2007 to pursue other opportunities. A copy of our press release is attached as Exhibit 99.1 to this Report and incorporated herein by reference.
     Prior to joining us, Mr. Fogelman served from June 2000 until August 2007 as Senior Vice President-Finance, Chief Financial Officer and Corporate Secretary of International Aluminum Corporation, a former NYSE-listed company that was taken private in early 2007. Prior to joining International Aluminum Corporation in 1982, Mr. Fogelman was a Senior Manager at PricewaterhouseCoopers LLP in Los Angeles, California. Mr. Fogelman received B.A. and M.B.A. degrees from the University of California, Los Angeles, and is a Certified Public Accountant.
     On September 11, 2007, we entered into a written employment agreement with Mr. Fogelman that runs through December 31, 2008. Under his employment agreement, Mr. Fogelman is entitled to an annual base salary of $250,000. We agreed to review the base salary periodically, and may increase (but not decrease) it in our sole discretion. Mr. Fogelman also is eligible to receive an annual bonus as determined by us in our sole discretion. In connection with entering into the employment agreement, on September 11, 2007, we granted to Mr. Fogelman under our 2000 Long-Term Incentive Plan a ten-year, nonqualified option to purchase 150,000 shares of our common stock at a price of $3.40 per share, which equaled the closing market price of our common stock on that date. This option will vest ratably monthly over a three-year period, provided that Mr. Fogelman remains in our employ.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
     (b) Exhibits.
     The following exhibit is included in this Report:
     99.1 Press release of CytRx Corporation dated September 12, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTRX CORPORATION
	By:	/s/ Steven A. Kriegsman
Steven A. Kriegsman
Dated: September 12, 2007		President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description
99.1	Press release of CytRx Corporation dated September 12, 2007.

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